Exhibit 10.2

AMENDMENT

AMENDMENT, dated April 18, 2008, to First Amended and Restated Employment Agreement (the “Employment Agreement”) dated January 31, 2005 between Rotech Healthcare Inc., a Delaware corporation (the “Company”) and Philip L. Carter (the “Executive”).

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company pursuant to the Employment Agreement;

WHEREAS, the Board of Directors of the Company believes that it is in the best interest of the Company to provide additional financial incentives to the Executive in connection with the Executive’s continued employment with the Company as its President and Chief Executive Officer;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree to amend the Employment Agreement as follows:

1. The Employment Agreement is hereby amended to add a new Section 2.10 to read as follows:

“2.10. In addition to the Base Salary and annual incentive target bonus provided for in Sections 2.1 and 2.2, the Executive shall be entitled to receive the following compensation:

(a) for so long as the Company remains in compliance with the provisions of Sections 7.01, 7.02 and 7.03 of the Credit Agreement, dated as of March 30, 2007, among the Company, Credit Suisse, as Administrative Agent and Collateral Agent, and the other lenders parties thereto and the provisions of Sections 4.07, 4.08 and 4.09 of the Indenture, dated as of March 26, 2002 between the Company and the Bank of New York, as Trustee, the Company shall pay to the Executive an amount equal to Eighty Three Thousand Three Hundred Thirty Three Dollars ($83,333) on the tenth (10th) day of each of the six consecutive months commencing on April 10, 2008.

(b) In addition to the amounts provided for in Section 2.10(a), unless directed otherwise by the Board of Directors of the Company in its complete and sole discretion, the Company shall pay to the Executive an amount equal to Eighty Three Thousand Three Hundred Thirty Three Dollars ($83,333) at the same times and for the same six consecutive months for which payments are provided for under Section 2.10(a).

(c) If, based upon any certificate or other report made by the Company, the Company is not in compliance with the provisions of the Credit Agreement or the Indenture referred to above, the payments provided for in Section 2.10(a) above shall immediately cease and any amount received by the Executive pursuant to Section 2.10(a) in respect of any month during which the Company was not in compliance shall be set off against any future amounts payable under Section 2.10 of this Agreement.”

2. Except as set forth in this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

ROTECH HEALTHCARE INC.
By:
Name:
Title:

Philip L. Carter

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